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                                                                      Exhibit 99

                                  [LETTERHEAD]


                                  PRESS RELEASE

Release Date:                                          Further Information:

IMMEDIATE RELEASE                                      Patrick J. Coyne
                                                       Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer
                                                              -or-
                                                       William C. Marsh
                                                       Executive Vice President
                                                       Chief Financial Officer

October 18, 1996                                       Phone: 301/724-3363


                 FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND
  ANNOUNCES FISCAL 1997 FIRST QUARTER NET INCOME IN LIGHT OF FEDERAL ASSESSMENT

Cumberland, MD, October 18, 1996 - First Financial Corporation of Western Maryland (Nasdaq: FFWM), the holding company for First Federal Savings Bank of Western Maryland, today announced consolidated net income for the quarter ended September 30, 1996 of $1.2 MILLION or $0.56 per share before the one-time special Savings Association Insurance Fund (SAIF) assessment, as compared to net income of $801,000 or $0.37 per share for the quarter ended September 30, 1995. The Corporation's normalized annualized return on average assets and return on average equity increased to 1.47% and 11.75%, respectively, for the three months ended September 30, 1996, compared to 0.97% and 8.25%, respectively, for the same period in fiscal 1996.

Consolidated net income for the quarter ended September 30, 1996 was $43,000 or $0.02 per share, after the one-time charge by the Federal Deposit Insurance Corporation of $1.9 million ($1.2 million, net of income tax benefit) to recapitalize the SAIF.

The previously disclosed one-time charge was assessed by the Federal government effective September 30, 1996, against all savings institutions, like First Federal, that are members of the SAIF in order to recapitalize the depleted fund. Patrick J. Coyne, Chairman of the Board, President and Chief Executive Officer of the Corporation and the Bank, stated that management has expected and planned for the assessment and related payment. Mr. Coyne said, "The one-time assessment will have a positive impact because it benefits our customers by reducing the Bank's deposit insurance premiums going forward and enables First Federal to be competitive with commercial banks in pricing deposit products." Mr. Coyne also indicated that with the payment of the special assessment, the uncertainty which had created negative perceptions and hindered all savings institutions has now been removed. This should in itself translate into less confusion for consumers and investors as well as improve the industry's financial performance. Additionally, Mr. Coyne stated that although the charge reduced first quarter fiscal 1997

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PRESS RELEASE
Page 2 of 3
October 18, 1996


net earnings, the Corporation can expect a benefit of approximately $515,000 annually, before income taxes, due to reduced deposit insurance premiums.

The Corporation's improved core operating results for the first quarter can be primarily attributed to a continued increase in net interest margin. The Corporation's net interest income before provision for loan losses increased $681,000 or 20.7% to $4.0 million for the quarter ended September 30, 1996, compared to $3.3 million for the same quarter in fiscal 1996. This increase in net interest income was primarily attributable to increased average loan balances outstanding during the quarter compared to the same quarter last fiscal year. Average loans outstanding increased $34.8 million or 15.1% to $265.7 million for the quarter ended September 30, 1996, from $230.9 million for the same period in the prior fiscal year. The Corporation experienced quarterly loan growth by originating and purchasing $51.1 million of new loans during the three month period ended September 30, 1996.

The Corporation continues to maintain a strong capital position with a capital-to-assets ratio well above regulatory requirements at 11.7% as of September 30, 1996. Total stockholders' equity and book value per share were $40.4 million and $19.00 per share, respectively, at September 30, 1996.

Total assets increased to $345.5 million at September 30, 1996, compared to $322.0 million at June 30, 1996. Contributing to the increase in assets was an increase in total loans receivable of $27.3 million or 11.2% to $270.4 million at September 30, 1996 from $243.1 million at June 30, 1996. Deposits increased to $280.7 million at September 30, 1996 compared to $274.8 million at June 30, 1996.

Non-performing assets net of related reserves decreased $368,000 or 5.7% to $6.1 million at September 30, 1996, compared to $6.4 million at June 30, 1996, due to concerted efforts by management to work out problem loans and continue the improvement of the Corporation's overall asset quality. Total loss reserves as a percentage of non-performing assets was 135.1% at September 30, 1996.

As previously announced, the Corporation is in the process of identifying potential acquirers in pursuit of a sale of the Corporation. Mr. Coyne stated that "We are moving forward with this process in an orderly manner and are hopeful that in the near term we will be able to provide a more specific update. However, due to the confidential nature of this process, we are not yet in a position to discuss this matter in any detail. Our goal has been and remains to maximize stockholder value."

First Federal Savings Bank of Western Maryland is a federally chartered, FDIC-insured stock savings bank which conducts its business through 10 offices located within the greater Cumberland area, Hagerstown, Frostburg, Oakland and Westernport, Maryland.

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PRESS RELEASE
Page 3 of 3
October 18, 1996


                 FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND
                        SUMMARY OF FINANCIAL INFORMATION


QUARTER ENDED SEPTEMBER 30:                                 1996         1995
---------------------------                                 ----         ----

Net income before income taxes and one-time
 SAIF assessment                                       $1,976,000    $1,313,000

Provision for income taxes                                761,000       512,000
                                                       ----------    ----------
Net income before one-time SAIF assessment              1,215,000       801,000

One-time SAIF assessment, net of income taxes           1,172,000             -
                                                       ----------    ----------
Net income                                             $   43,000     $ 801,000
                                                       ----------    ----------
                                                       ----------    ----------
Provision for loan losses                              $   75,000     $ 150,000

Net income per share:
    Net income before one-time SAIF assessment              $0.56         $0.37
    One-time SAIF assessment, net of income taxes           -0.54             -
                                                            -----         -----
       Net income per share                                 $0.02         $0.37
                                                            -----         -----
                                                            -----         -----
Average shares outstanding                              2,155,488     2,182,235

Annualized return on average assets:
    Before one-time SAIF assessment                         1.47%          .97%
    After one-time SAIF assessment                           .05%          .97%
Annualized return on average stockholders' equity:
    Before one-time SAIF assessment                        11.75%         8.25%
    After one-time SAIF assessment                           .42%         8.25%

                                                       09/30/96      06/30/96
                                                       --------      --------

Total assets                                         $345,505,000  $321,994,000
Total loans                                          $270,365,000  $243,113,000
Total deposits                                       $280,705,000  $274,756,000
Total stockholders' equity                            $40,368,000   $41,707,000
Total shares outstanding                                2,124,336     2,176,739
Book value per share                                       $19.00        $19.16